Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors
XA, Inc.
Chicago, Illinois

We hereby consent to the incorporation by reference in this Registration Statement on Form SB-2 our report dated March 5, 2007 included herein, relating to the balance sheets of XA, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2006.

We also consent to the reference to the reference to us under the heading "Experts" in this Registration Statement.

/s/ Pollard-Kelley Auditing Services, Inc.
Pollard-Kelley Auditing Services, Inc.
Fairlawn, Ohio

May 2, 2007